UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Missouri	43-0178130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin	54957-0669
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

Bemis Company, Inc. (the “Company”) supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-05277) filed with the Securities and Exchange Commission on August 4, 1999 (the “Original Registration Statement”) as follows:

ITEM 1           DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company hereby amends and supplements Item 1 of the Original Registration Statement to reflect the following developments with respect to the Rights (as defined below):

On July 8, 2009, the Company entered into an Amendment (the “Rights Agreement Amendment”) to the Rights Agreement (the “Rights Agreement”) dated as of July 29, 1999, between the Company and Wells Fargo Bank, National Association (formerly known as Norwest Bank Minnesota, National Association) as rights agent.

The Rights Agreement Amendment changes the final expiration date of the Rights Agreement from August 23, 2009 to July 8, 2009.  Accordingly, the preferred share purchase rights (the “Rights”) granted under the Rights Agreement expired at the close of business on July 8, 2009, and the Rights Agreement has been terminated and is of no further force and effect.

The foregoing summary of the Rights Agreement Amendment is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2009, and to the full text of the Rights Agreement prior to the amendment, which was filed as Exhibit 1 to the Original Registration Statement, each of which is incorporated herein by reference.

ITEM 2           EXHIBITS.

The Company hereby amends and restates Item 2 of the Original Registration Statement, in its entirety, as follows:

4.1           Rights Agreement, dated July 8, 2009, between Bemis Company, Inc. and Wells Fargo Bank, National Association (formerly known as Norwest Bank Minnesota, National Association), as rights agent (incorporated herein by reference to Exhibit 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 4, 1999).

4.2           Amendment to Rights Agreement, dated July 8, 2009, between Bemis Company, Inc. and Wells Fargo Bank, National Association (formerly known as Norwest Bank Minnesota, National Association), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2009).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ James J. Seifert
James J. Seifert, Vice President, General Counsel and Secretary

Date	July 16th, 2009